NEWS RELEASE

Skystar Bio-Pharmaceutical Announces Record Organic Revenues of $18.5 Million For Third Quarter Fiscal Year 2010

- Company reiterates fiscal 2010 guidance of $45.5 Million to $47.5 Million -

XI’AN, CHINA – November 16, 2010 -- - Skystar Bio-Pharmaceutical Company (NASDAQ:SKBI) ("Skystar" or the "Company"), a China-based manufacturer and distributor of veterinary medicines, vaccines, micro-organisms and feed additives, today reported unaudited third quarter fiscal year 2010 earnings, for the period ended September 30, 2010.

Third Quarter 2010 Highlights
•	Revenue increases 45% YoY to record $18.5 million
•	Veterinary vaccines totaled $0.7 million, up 35% YoY
•	Veterinary medicines totaled $12.4 million, up 45% YoY
•	Feed additives totaled $0.7 million, up 36% YoY
•	Micro-organism products totaled $4.7 million, up 48% YoY
•	Gross margin of 54% for the third quarter of fiscal 2010 as compared to 52% in the year ago period
•	GAAP net income $6.6 million or $0.93 per fully diluted share, compared with net income of $5.3 million or $0.76 per fully diluted share in the year ago period
•	Fiscal 2010 top line revenue guidance range remains at $45.5 million to $47.5 million
•	Inducted in Forbes, “Asia’s 200 Best Companies Under a Billion List”
•	Secured low interest $3.0 million USD line of credit and short term loan facility for $0.7 million in China

Nine Month 2010 Highlights
•	Net revenue increases 39% YoY to $31.7 million
•	Gross margin of 54% for the nine months of fiscal 2010 as compared to 52% in the year ago period
•	GAAP net income $10.1 million or $1.42 per fully diluted share, compared with GAAP net income of $6.3 million or $1.29 per fully diluted share in the year ago period

Mr. Weibing Lu, Skystar Bio-Pharmaceutical’s chairman and chief executive officer, commented, “Skystar is pleased to report third quarter fiscal 2010 results in our seasonally stronger half of the fiscal year highlighted by record organic revenues. Skystar continues in refining its strategy to remain as one of the leading players in its niche as a manufacturer and distributor of over 250 animal healthcare products.

“Through consistent market research and close contact with our customers both large and small, we have been able to maximize our sales by smartly timing production and distribution of our products in conjunction with the animal farming cycle. We continue to believe that Skystar is servicing market demand for vaccines, medicines, micro-organisms and feed additives in China.

“Skystar experienced double digit organic revenue growth across Skystar’s four product lines in the third quarter of fiscal 1010.  Driving these positive results was the improved utilization of the Company’s primary manufacturing facility in Huxian.  Huxian’s upgraded vaccine facility in the same location was completed in the second quarter of the fiscal year. Additional tooling, testing and installation of equipment were finalized in the third quarter of fiscal 2010.  As of today, we are waiting for the response from the Ministry of Agriculture regarding our application of GMP certification. We invite you to look at some recent pictures of the new vaccine facility in the ‘Photos’ folder of Skystar’s Investor Relations page located at
http://www.ir-site.com/skystar/media-gallery.asp.

“With regard to acquisitions, Skystar’s 28,000 meter property in Jingzhou, Hubei, purchased out of bankruptcy proceedings continues to be retooled for usage.  The Kunshan acquisition is still ongoing and we expect to close the transaction in the fourth quarter.  We should see meaningful contributions from the Jingzhou facility in fiscal 2011.  The Jingzhou production facility is expected to add an additional 103 products covering aquaculture medicines and veterinary medicines.

“Operationally, Skystar as stated in the second quarter was able to increase collection efforts after significant increases in accounts receivable balances in the second quarter of this year.  As a result, the accounts receivable balance declined from $8.3 million as of June 30, 2010, to $6.3 million as of September 30, 2010, even as sales have increased significantly. We expect this trend to continue as we head into Skystar’s fiscal year end.

“Pre-payment for raw materials remains high due to Skystar’s buy forward strategy and sales expectations in the second half of the fiscal year. The Company believes that its prepayment for raw materials figure should be significantly reduced in the fourth quarter of fiscal 2010 as the Company reduces inventory via sales.

“To improve our cash positions and take advantage of low cost bank financing in China, the Company was also able to secure a low interest $3.0 million USD line of credit recently, and took out a short term loan facility for $0.7 million in China.  Skystar is paying annual interest rates of 6.3% and 7.2% on these short term loans respectively.

“The Company is delighted to share its positive results with the market and hopes to continue to maximize shareholder value while expanding its foot print in China. As evidenced by Skystar’s record results, we believe that strong demand for our products will remain ever present in China and we hope to capitalize on this demand,” concluded Mr. Lu.

Financial Summary
Gross profit for third quarter 2010 was $10.0 million, up 51% from third quarter 2009. Gross margin for the period was 54%, in line with historical year over year comparables.

Operating expenses for third quarter 2010 were $2.2 million, or 12% of total revenue, compared with $1.7 million or 13% of total revenue in the year ago period.

R&D expenses declined approximately 48% as compared to the same year ago period due to the current period requiring less cash outlays as compared to the year ago period when costly testing and clinical trials took place.  Total operating expense increased roughly 30% year over year in proportion to the growth of the Company’s business.

Selling expenses totaled $0.7 million, or 4% of revenue, for third quarter 2010, compared with $0.4 million, or 3% of revenue, in the second quarter 2009.

G&A expenses increased from $0.9 million in the third quarter of 2009 to $1.3 million in the third quarter this year, as a result of increased operations and acquisition related costs..

Operating income increased by 58% year over year to $7.8 million in the third quarter of fiscal year 2010, compared with $4.9 million in the same quarter a year ago, and operating margin increased to 42% from 39% in the same period a year ago.

Net income for the third quarter of 2010 was a record $6.6 million, or $0.93 per fully diluted share. This compares to net income of $5.3 million or $0.76 per fully diluted share in the same quarter of 2009. Skystar’s adjusted net income for the third quarter of 2010 was $6.5 million or $0.91 per fully diluted share, compared with $4.2 million, or $0.61 per fully diluted share, in the third quarter of 2009 (See “About Non-GAAP Financial Measures” toward the end of this release.)

As of September 30, 2010, Skystar had approximately $2.0 million in cash and restricted cash, current assets of $41.1 million and current liabilities of $9.1 million.

Conference Call & Webcast Information
Skystar will host a conference call at 7:45 a.m. ET on Tuesday, November 16, 2010 to review the Company’s third quarter and nine months financial and operational performance. Mr. Weibing Lu, Skystar Bio-Pharmaceutical chairman and chief executive officer, will host the call, which will be webcast live.

The webcast will be made available on the investor relations section of the Skystar corporate website at http://www.skystarbio-pharmaceutical.com or http://www.investorcalendar.com. Telephone access to the conference call will be available in North America by dialing +1 (877) 407-9210 or internationally by dialing +1 (201) 689-8049.

An audio replay of the conference call will be available approximately two hours following the conclusion of the call and for the following 30 day period. To access the replay in North America, dial +1 (877) 660-6853 or, when calling internationally, dial +1 (201) 612-7415, using replay account code # 286 and conference ID # 360545. An archived replay of the conference webcast will also be available on investor relations section of the Skystar corporate website at http://www.skystarbio-pharmaceutical.com.
To be added to the Company's email distribution for future news releases, please send your request to skystar@grayling.com.

About Skystar Bio-Pharmaceutical Company
Skystar is a China-based developer and distributor of veterinary healthcare and medical care products. Skystar has four product lines (veterinary medicines, micro-organisms, vaccines and feed additives) and over 170 products. Skystar has formed strategic sales distribution networks covering 29 provinces throughout China. For additional information, please visit http://www.skystarbio-pharmaceutical.com.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures for the change in the fair value of the Company's warrants. The Company believes that these non-GAAP financial measures are useful to investors because they exclude non-cash charges that our management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes these non-GAAP measures reflect the essential operating activities of Skystar. Accordingly, management excludes the change in the fair value of the Company's warrants when making operational decisions. The Company believes that providing the non-GAAP measures that management uses to its investors is useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand the Company's financial performance in comparison to historical periods. In addition, it allows investors to evaluate the Company's performance using the same methodology and information as that used by our management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, our management compensates for these limitations by providing the relevant disclosure of the items excluded.

Financial Tables Follow
The following table provides the non-GAAP financial measure and the related GAAP measure and provides a reconciliation of the non-GAAP measure to the equivalent GAAP measure.

SKBI- Adjusted Net Income
	For the Three Months Ending	For the Three Months Ending
	September 30, 2010	September 30, 2009

GAAP Net Income	$6,647,799	$5,347,334
GAAP Basic Earnings Per Share	0.93	0.77
GAAP Diluted Earnings Per Share	0.93	0.76

Additions (Subtractions)
Change in fair value of warrants	(141,057)	(1,092,824)
Addition (subtraction)	(141,057)	(1,092,824)

Non GAAP Net Income	$6,506,742	$4,254,510

Non GAAP Basic Earnings Per Share	0.91	0.61
Non GAAP Diluted Earnings Per Share	0.91	0.61

Shares used in computing net income per basic share	7,119,585	6,960,028
Shares used in computing net income per diluted share	7,147,124	7,025,343

*************Financial Tables to Follow*******************
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Balance Sheet
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 Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

Contacts:

Skystar Bio-Pharmaceutical Company
Scott Cramer, Director –Corporate Development and U.S. Representative
(407) 645-4433

Grayling

Investor Relations
Christopher Chu
(646) 284-9426
christopher.chu@grayling.com